Exhibit 99.1

     Community Bancorp Initiates a $0.05 Quarterly Cash Dividend

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Feb. 26, 2004--Community Bancorp Inc. (the "Company") (Nasdaq: CMBC) a community bank holding company with $477 million in total assets, today announced that its Board of Directors has approved a $0.05 per share cash dividend on its Common Stock to stockholders of record on March 15, 2004, payable on or about March 31, 2004.
    "The declaration of a cash dividend reflects the confidence of the Board and management in the future direction of the Company," stated Gary W. Deems, Chairman. "In the past, we issued stock dividends to build stockholder value while allowing the Company to focus on increasing our capital position and earnings. Now that we have achieved progress in these areas, we feel it is appropriate to initiate a quarterly cash dividend."
    The Company announced record 2003 4th quarter and year-end earnings on January 29, 2004.

    GENERAL INFORMATION

    Community Bancorp Inc., is the $477 million holding company for Community National Bank, and is headquartered in Escondido, California. The bank's primary focus is community banking and commercial lending, with an additional SBA lending niche. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista, and has an additional six SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    www.comnb.com

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Michael J. Perdue, 760-432-1100